Calculation of Filing Fee Tables
S-8
Compass, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Common Stock	Other	25,653,166	$ 9.17	$ 235,239,532.22	0.0001531	$ 36,015.17
Total Offering Amounts:						$ 235,239,532.22		$ 36,015.17
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 36,015.17
Offering Note
[1]	(1) Amount Registered: Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.00001 per share (Class A Shares) that become issuable under 2021 Equity Incentive Plan (the 2021 Plan) by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of Class A Shares. (2) Amount Registered: Represents additional Class A Shares that became issuable under the 2021 Plan as of January 1, 2025, by operation of an automatic annual increase provision therein. (3) Proposed Maximum Offering Price Per Unit: Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $9.17, the average of the high and low price of the Class A Shares on February 19, 2025, as reported on the New York Stock Exchange, which is within five business days prior to filing this Registration Statement.